Exhibit 10.19

AMENDMENT No. 3 to LICENSE AGREEMENT

Amendment No. 3 made and effective as of March 23, 2011 to the License Agreement dated June 12, 2007 entered into by and between IASO Pharma Inc. (formerly Pacific Beach Biosciences, Inc.), a Delaware corporation having a place of business at 12707 High Bluff Drive, Suite 200, San Diego, CA 92130 (“Company”) and Dong Wha Pharm. Co. Ltd., a Korean corporation having a place of business at 5 Soonwha-dong, Joong-ku, Seoul 100-130, Korea (“Licensor”).

WITNESSETH:

WHEREAS, Company and Licensor are party to a License Agreement dated as of June 12th 2007, as amended by Amendment No. 1 thereto dated as of April 22, 2008 and Amendment No. 2 thereto dated as of November 4, 2010 (the “License Agreement”), pursuant to which Company is developing DW-224a;

WHEREAS, the parties now desire to further amend the License Agreement in certain respects on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties amend the License Agreement and otherwise agree as follows:

1.

Unless otherwise set forth in this Amendment No. 3, each capitalized term and abbreviation has the meaning set forth in the License Agreement.

2.

Amendments

A. Section 4.1.3 of the License Agreement is hereby amended to replace references to “February 28, 2011” with “March 28, 2011.” [Insert date that is 5 days following the execution date of Amendment No. 3 ]

B. Section 7.4.6 of the License Agreement is hereby amended to replace references to “February 28, 2011” with “June 30, 2011.”

C. Section 7.4 of the License Agreement is hereby amended to add the following as a new subsection 7.4.7:

7.4.7   In addition to the Financing Milestone, (1) and in order to provide interim financing for Company pending the achievement of the Financing Milestone, Company shall obtain by no later than April 6, 2011 [ Insert date that is 14 days following execution date of Amendment No. 3] a financing commitment in writing, pursuant to an agreement or other enforceable instrument, from Paramount BioSciences, LLC or one or more other Affiliates of Lindsay A. Rosenwald, of at least US$3,000,000 to be drawn by Company when and as needed to finance Company’s operations and the PB-101 Phase II CAP Study during the period prior to the achievement of the Financing Milestone (the “Interim Financing Commitment”) and (2) diligently execute such Study without interruption or delay from March 10, 2011 until completion of the Financing Milestone. Notwithstanding anything to the contrary contained herein, if Company fails to obtain the Interim Financing Commitment by April 6, 2011 or if the Company interrupts or delays the conduct of the foregoing study prior to achievement of the Financing Milestone, such failure shall be deemed to be a material breach of this Agreement which Company shall have no right to cure and Licensor shall have the right to terminate this Agreement anytime within ninety (90) days following April 6, 2011, which termination shall be effective immediately upon delivery of written notice. For further clarification, time is of the essence with respect to the deadline set forth in this Section 7.4.7 and the obligations of Company and the right of Licensor to terminate provided above shall apply in all events, even if the failure is due to reason(s) beyond the reasonable control of Company.

3.

Representations and Warranties.

(a)

Each party hereby represents and warrants to the other party as follows:

i)

This Amendment has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

ii)

All necessary consents, approvals and authorizations of all governmental authorities and other entities required to be obtained by such party in connection with this Amendment have been obtained.

(b)

Licensor hereby represents and warrants to Company as follows:

i)

The License Agreement is in full force and effect in accordance with its terms. After giving effect to this Amendment, to Licensor’s knowledge, there exist no breaches, defaults or events which would (with the giving of notice, the passage of time or both) give rise to a breach, default or other right to terminate or modify the License Agreement.

4.

Except as expressly modified by this Amendment No. 3, all of the terms and conditions of the License Agreement shall continue in effect.

IN WITNESS WHEREOF, Company and Licensor, intending to be bound, have executed this Amendment No. 3 by their duly authorized representatives, and this Amendment No. 3 shall be part of the License Agreement between the parties as of the date first written above. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

IASO Pharma Inc.

By:	/s/ Matthew A. Wikler

Name:	Matthew A. Wikler

Title:	President & CEO

Dong Wha Pharm. Co. Ltd.,

By:	/s/ Chang Soo Cho

Name:	Chang Soo Cho

Title:	President & CEO

In addition to the guaranty provided by the undersigned in the License Agreement, the undersigned hereby unconditionally guarantees to Licensor for the benefit of Company the full and prompt payment of the amount set forth in Section 4.1.3 of the License Agreement as amended by this Amendment No. 3.

Paramount Biosciences LLC

By:	/s/ Lindsay A. Rosenwald

Name:	Lindsay A. Rosenwald

Title:	Sole Member